                                                                     EXHIBIT 1.1

LUSCAR ENERGY PARTNERSHIP
LUSCAR COAL LTD.



INTERIM REPORT FOR THE THIRD QUARTER ENDED SEPTEMBER 30, 2002

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion and analysis of financial results of Luscar Energy Partnership (LEP) for the nine months ended September 30, 2002 should be read in conjunction with our unaudited consolidated financial statements and related notes contained in this interim report and our management discussion and analysis and the audited consolidated financial statements and related notes contained in our Form 20-F filed May 28, 2002 with the United States Securities and Exchange Commission (SEC). Our unaudited consolidated financial statements and related notes contained in this interim report have been prepared in accordance with Canadian generally accepted accounting principles and all amounts are in Canadian dollars unless otherwise stated. Sales volumes are in metric units.

SUMMARY OF LEP'S THIRD QUARTER RESULTS

LEP recorded a net loss of $16.6 million during the third quarter, which included a non-cash foreign currency translation loss of $16.9 million, largely due to the impact of the lower Canadian dollar on the US$275 million senior notes. Operating earnings before interest, depreciation and amortization (EBITDA) was $28.2 million and operating margin, defined as revenue less cost of sales, was $30.7 million on revenues of $159.8 million. Year to date, LEP recorded net earnings of $10.7 million, EBITDA of $91.2 million and operating margin of $98.4 million on revenues of $458.4 million.

Domestic and export sales volumes increased over the second quarter. Our mine-mouth operations, which made up over 85% of our third quarter domestic margin, continued to perform strongly with improved results compared to the second quarter, when annual maintenance shutdowns at mine-mouth generating stations reduced coal demand. Export metallurgical and thermal sales volumes increased over last quarter, following price settlements which delayed some shipments in the second quarter.

LEP is a general partnership formed February 20, 2001 under the laws of Ontario, Canada. LEP acquired control of Luscar Coal Income Fund (LCIF) and its subsidiary, Luscar Coal Ltd (LCL) on May 11, 2001. Since LEP had no operations prior to May 11, 2001, the consolidated statements of earnings and cash flows for the three months and nine months ended September 30, 2002 include comparative figures only for the period from May 12 to September 30, 2001. To provide a meaningful review of this year's results, this interim report includes financial information for LCL, which provides full comparative information for 2001.

SUMMARY OF LCL'S THIRD QUARTER RESULTS

LCL generated EBITDA of $27.9 million, an 8.5% improvement over $25.7 million recorded in the second quarter due to stronger domestic operating margins. Revenue for the quarter was $159.4 million, an increase of $12.9 million over the second quarter, as both domestic and export sales volumes improved. EBITDA was $6.7 million less than in the third quarter last year and $10.3 million less on a year to date basis, excluding take-over response costs incurred during the second quarter of 2001. Revenue for the quarter was $0.5 million higher than the same period last year while sales remained unchanged at 9.0 million tonnes. For the year to date period, revenue was $457.3 million on sales of 26.9 million tonnes compared with $476.8 million on sales of 27.6 million tonnes for the first nine months of last year, primarily due to lower sales volumes from our mountain mines to their export and domestic customers.

Compared to the second quarter, there were higher deliveries from our mine-mouth operations to the base load generating stations we supply. On a quarter and year to date basis, deliveries from our mine-mouth operations were comparable, except at Boundary Dam mine where deliveries were lower due to scheduled downtime at Boundary Dam generating station during the third quarter. Sales to Ontario Power Generation (OPG) were also higher than in the second quarter, but below levels for the same period last year. Sales to Milner were lower than in the second quarter and the same period last year as some of the contract tonnage for 2002 has been deferred into 2003. Negotiations are currently underway to renew our contract with OPG to supply their Atikokan and Thunder Bay generating stations from Bienfait mine. The current three-year contract expires December 31, 2002.

Our domestic operating margin was $26.7 million, an increase of $2.5 million or 10% over the previous quarter. Operating margin decreased from $36.0 million in the third quarter last year due to the lower OPG and Milner sales volumes that, together with higher sales from Highvale mine, lowered our average domestic selling price by $0.37 per tonne. Selling prices at our mine-mouth operations were comparable to the same period last year. Domestic cost of sales for the quarter was $8.30 per tonne compared to $7.53 last year due to higher stripping costs at Highvale mine, which are reimbursable under the mining contract, and production delays at Boundary Dam caused by unusually high precipitation.

On October 1, 2002 we were advised that we were unsuccessful in our bid for a new five-year contract to operate TransAlta Corporation's Highvale and Whitewood mines. Operating earnings from the Highvale mine are expected to contribute less than $6.0 million to EBITDA this year from approximately 13 million tonnes of production. We will continue to operate the Highvale mine until December 31, 2002 and demobilization costs incurred are reimbursable. Most of the equipment we own, which has a net book value of $0.5 million, will be redeployed at our other operations.

Export sales volumes were higher than in the second quarter while the operating margin was slightly lower. Compared with the third quarter last year, our export operating margin increased significantly to $3.6 million, on comparable sales of
1.2 million tonnes. In the third quarter, higher metallurgical coal prices and favourable foreign exchange rates more than offset the impact of lower export thermal coal prices. Year to date, our export operating margin of $16.0 million on sales of 3.4 million tonnes is less than the prior year of $17.1 million on sales of 3.9 million tonnes, primarily due to lower sales from Luscar mine, which is scheduled to close in late 2003. Export operating margins averaged $2.94 per tonne in the third quarter versus $0.79 per tonne last year and are $4.69 per tonne on a year to date basis versus $4.36 per tonne last year. On a per tonne basis, cost of sales is comparable with the same quarter last year but higher than the previous quarter, primarily due to higher rail rates for metallurgical coal and higher production costs from the final pits at Luscar mine.

Due to low export thermal coal spot prices and reduced demand from OPG and Milner generating station, we may make further adjustments to production levels at our Obed Mountain and Coal Valley mines to maintain margins at their current levels. The operating margins from these mines was less than 2% of our last twelve-month EBITDA.

During the third quarter, Line Creek maintained overburden productivity at targeted rates and improved coal release versus the second quarter and prior year. Further improvement in coal release is expected to result from additional equipment being deployed during the fourth quarter. We are continuing to evaluate the feasibility of the Cheviot project while seeking an amendment to our existing environmental approvals and operating permits. During the third quarter, we concluded a five-year collective bargaining agreement with the United Mineworkers of America at the Luscar Mine, which will also apply if the Cheviot project proceeds.

LCL's subordinated notes are held by LEP and interest costs are eliminated upon consolidation. Interest on the subordinated notes is paid at rates that are sufficient to distribute free cashflow to LEP. No subordinated interest was paid in the third quarter, versus $13.3 million last year. On a year to date basis, subordinated note interest of $22.2 million is less than $29.1 million last year due to higher capital spending in 2002.

Other interest, which includes interest on the senior notes, was $15.8 million in the third quarter compared with $10.6 million in the same period last year and $14.9 million in the second quarter. Compared to the second quarter, higher interest costs reflect the impact of a lower Canadian dollar on senior note interest. Long-term debt has increased versus the third quarter last year due to the issue of the senior notes in October, 2001.

LIQUIDITY AND CAPITAL RESOURCES

At September 30, 2002, LEP held cash and cash equivalents, including short-term deposits, of $72.1 million. Net cash provided by LEP's operating activities, before changes in non-cash working capital, was $10.9 million for the three months ended September 30, 2002. Cash used for non-cash working capital in the quarter was $0.4 million. Capital asset purchases by LCL amounted to $13.1 million for the quarter, up from $4.9 million in the same period last year. Purchases were primarily for replacement equipment at existing minesites and included expenditures related to the scheduled replacement of the dragline tub at Poplar River mine and additional equipment to support our reclamation activities at Boundary Dam mine. Including these two projects, which should be completed in 2002, total capital spending is expected to be approximately $50 million.

During the quarter, LEP renewed its $100 million credit facility for a further year with its existing lenders on the same terms and conditions as the current facility.

On May 18, 2003, the promissory note for $45 million at 12.75% becomes due and payable. Under the terms of a coal supply agreement, the projected $21 million excess of the principal amount over the sinking fund balance, is recoverable from our customer and will be included in other income for 2003. Since interest on this promissory note is recoverable from our customer, both EBITDA and other interest expense will decrease by $5.7 million annually following maturity.

SHERRITT COAL PARTNERSHIP II

On October 25, 2002, Sherritt Coal Partnership II, which is owned by the partners of LEP, announced in its offering circular for all of the outstanding common shares of Fording Inc. that if the offer is successful, LCL would purchase certain coal assets currently owned by Fording Inc. having an estimated fair market value of $250 million. LCL has arranged bridge financing commitments that would be sufficient to finance the acquisition of these assets. We intend to finance the transaction in such a way as to maintain or improve the credit rating of the LCL senior notes. For further information, refer to the offering circular.

CORPORATE OVERVIEW

Luscar is one of Canada's leading coal producers and operates 10 coal mines in western Canada. Luscar produces thermal coal that is primarily sold to Canadian and foreign utilities to generate electricity as well as metallurgical coal sold globally to a diversified base of customers to produce coke for the steel making process. Luscar also produces value-added products related to its coal mining operations, including char sold to charcoal briquette manufacturers and humalite products sold to agricultural, environmental and industrial users.

CONTROL AND PROCEDURES

Each of LEP and LCL have evaluated the effectiveness of the design and operation of its disclosure controls and procedures for the accurate and timely reporting of required information about it and its consolidated subsidiaries. Such evaluations were performed under the supervision of management, including the Chief Executive Officer and Chief Financial Officer, of each company. Each of LEP and LCL have concluded that its respective disclosure controls and procedures were effective as at September 30, 2002. Subsequent to September 30, 2002, there have been no significant changes in either reporting issuer's internal controls or in other factors that could significantly affect internal controls.

FORWARD-LOOKING INFORMATION

This interim report contains certain forward-looking statements such as statements within the meaning of the Private Securities Litigation Reform Act of 1995 (United States) relating to but not limited to the Company's expectations, intentions, plans, and beliefs. Forward-looking statements generally can be identified by the use of statements that include phrases such as "believe", "expect", "anticipate", "intend", "plan", "likely", "will" or other similar words or phrases. Similarly, statements that describe our expectations with respect to coal markets, demand and pricing, capital spending, production levels, asset deployment, productivity levels at Line Creek, the Sherritt Coal Partnership II bid for Fording Inc., and our objectives, plans or goals are or may be forward-looking statements. Actual results may differ materially from results expressed or implied by these forward looking statements because of various factors including (i) the risk factors set forth in our annual report Form 20-F filed May 28, 2002 with the Securities and Exchange Commission, (ii) changes in the coal markets, including with respect to price and demand, (iii) our current cost or productivity estimates may change or prove incorrect, (iv) we may engage in opportunity capital projects not included in our current plans,
(v) changes in the amount of cash available for capital asset purchases, and
(vi) rating agency decisions and other future financing developments. The forward-looking statements included in this interim report are made only as of October 29, 2002.

LUSCAR ENERGY PARTNERSHIP

                          CONSOLIDATED BALANCE SHEETS


                                                         AS AT         AS AT
                                                     SEPTEMBER 30   DECEMBER 31
                                                         2002           2001
                                                     ------------  ------------
(in thousands of Canadian dollars)                    (Unaudited)   (Audited)

ASSETS
CURRENT

    Cash and cash equivalents .....................   $   72,071   $   60,331
    Accounts receivable ...........................       70,473       92,384
    Income taxes recoverable ......................        5,073        6,484
    Inventories ...................................       76,688       70,337
    Overburden removal costs ......................       31,215       28,225
    Prepaid expenses ..............................        5,540        4,766
                                                      ----------   ----------
                                                         261,060      262,527
Capital assets ....................................    1,287,792    1,319,971
Other assets ......................................       29,135       30,033
                                                      ----------   ----------
                                                      $1,577,987   $1,612,531
                                                      ==========   ==========
LIABILITIES AND PARTNERS' EQUITY
CURRENT
    Trade accounts payable and accrued charges ....   $   32,021   $   40,596
    Accrued interest payable ......................       23,072        9,970
    Accrued payroll and employee benefits .........        5,924       12,671
    Income taxes payable ..........................        1,711        1,105
    Current portion of financial instruments ......        3,694        4,324
    Current portion of long-term debt [note 4] ....       25,547        2,980
    Accrued reclamation costs .....................       21,002       21,002
    Future income taxes ...........................        2,800        2,800
                                                      ----------   ----------
                                                         115,771       95,448
Long-term debt [note 4] ...........................      487,582      517,632
Financial instruments .............................          273        2,823
Accrued reclamation costs .........................       26,078       30,843
Future income taxes ...............................      440,670      468,822
                                                      ----------   ----------
                                                       1,070,374    1,115,568
                                                      ----------   ----------

PARTNERS' EQUITY
    Partners' equity ..............................      507,613      496,963
                                                      ----------   ----------

                                                      $1,577,987   $1,612,531
                                                      ==========   ==========


See accompanying notes

LUSCAR ENERGY PARTNERSHIP

            CONSOLIDATED STATEMENT OF EARNINGS AND PARTNERS' EQUITY


                                                                            THREE            THREE           NINE
                                                                            MONTHS          MONTHS          MONTHS         PERIOD
                                                                            ENDED            ENDED           ENDED          ENDED
                                                                         SEPTEMBER 30     SEPTEMBER 30    SEPTEMBER 30  SEPTEMBER 30
                                                                             2002            2001            2002           2001
                                                                         ------------     -----------    -------------  ------------
(in thousands of Canadian dollars)                                        (Unaudited)     (Unaudited)    (Unaudited)    (Unaudited)

REVENUE ..............................................................     $ 159,804       $ 160,623     $ 458,401        $ 248,355
Cost of sales ........................................................       129,104         121,985       360,039          189,615
                                                                           ---------       ---------     ---------        ---------
OPERATING MARGIN .....................................................        30,700          38,638        98,362           58,740
Selling, general and administrative expenses .........................         2,977           3,886        10,498            6,280
Other income .........................................................          (436)         (1,232)       (3,350)          (1,650)
                                                                           ---------       ---------     ---------        ---------

OPERATING EARNINGS BEFORE INTEREST, DEPRECIATION AND AMORTIZATION ....        28,159          35,984        91,214           54,110
Depreciation and amortization ........................................        22,255          21,975        66,834           34,326
                                                                           ---------       ---------     ---------        ---------
OPERATING EARNINGS BEFORE INTEREST AND FOREIGN CURRENCY
  TRANSLATION ........................................................         5,904          14,009        24,380           19,784
Foreign currency translation loss (gain) [note 5] ....................        16,877          (1,653)       (1,666)            (623)
Interest expense [note 6] ............................................        14,571          10,365        41,508           16,194
                                                                           ---------       ---------     ---------        ---------
EARNINGS (LOSS) BEFORE INCOME TAXES ..................................       (25,544)          5,297       (15,462)           4,213
Income tax recovery ..................................................        (8,948)        (11,569)      (26,112)         (14,554)
                                                                           ---------       ---------     ---------        ---------
NET EARNINGS (LOSS) FOR THE PERIOD ...................................       (16,596)         16,866        10,650           18,767
Partners' equity, beginning of period ................................       524,209         476,614       496,963          474,713
                                                                           ---------       ---------     ---------        ---------
PARTNERS' EQUITY, END OF PERIOD ......................................     $ 507,613       $ 493,480     $ 507,613        $ 493,480
                                                                           =========       =========     =========        =========

See accompanying notes

LUSCAR ENERGY PARTNERSHIP

                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                  THREE            THREE             NINE
                                                                 MONTHS            MONTHS           MONTHS            PERIOD
                                                                  ENDED            ENDED             ENDED            ENDED
                                                              SEPTEMBER 30      SEPTEMBER 30     SEPTEMBER 30      SEPTEMBER 30
                                                                  2002              2001             2002              2001
                                                              ------------      ------------     ------------      ------------
(in thousands of Canadian dollars)                             (Unaudited)      (Unaudited)      (Unaudited)       (Unaudited)
OPERATING ACTIVITIES
  Net earnings (loss) for the period .......................   $ (16,596)       $  16,866         $  10,650         $  18,767
  Non-cash items:
    Depreciation and amortization ..........................      22,255           21,975            66,834            34,326
    Future income taxes ....................................      (9,578)         (12,336)          (28,152)          (15,708)
    Accrued reclamation costs ..............................      (1,844)          (1,448)           (4,765)           (3,485)
    Interest income earned on sinking funds ................      (1,127)            (890)           (3,171)           (1,581)
    Foreign currency translation loss (gain) [note 5] ......      18,152               (7)           (1,933)              (22)
    Financial instruments ..................................        (226)          (1,686)           (3,179)           (1,984)
    Gain on disposal of fixed assets .......................        (129)            --                (598)             --
    Other ..................................................          (1)          (2,018)               --            (2,060)
                                                               ---------        ---------         ---------         ---------
CASH PROVIDED BY OPERATING ACTIVITIES BEFORE CHANGE
  IN NON-CASH WORKING CAPITAL ..............................      10,906           20,456            35,686            28,253
  Change in non-cash working capital .......................         437          (12,448)           11,596           (14,150)
                                                               ---------        ---------         ---------         ---------
                                                                  11,343            8,008            47,282            14,103
                                                               ---------        ---------         ---------         ---------
  INVESTING ACTIVITIES
  Capital asset purchases ..................................     (13,119)          (4,911)          (33,678)           (9,741)
  Proceeds on disposal of capital assets ...................         427             --               1,446                27
  Other investments ........................................         708              251               715             1,105
  Investment in LCIF .......................................        --            117,504                --          (351,193)
                                                               ---------        ---------         ---------         ---------
                                                                 (11,984)         112,844           (31,517)         (359,802)
                                                               ---------        ---------         ---------         ---------
  FINANCING ACTIVITIES
  Operating line of credit .................................        --             (8,115)               --             3,515
  Deferred financing costs incurred ........................         (38)            --              (1,646)             --
  Repayments of long-term debt .............................        (574)          (8,202)           (2,332)          (14,988)
  Capital contribution by partners .........................        --           (117,504)               --           357,209
                                                               ---------        ---------         ---------         ---------
                                                                    (612)        (133,821)           (3,978)          345,736

  Change in cash position ..................................      (1,253)         (12,969)           11,787                37
  Foreign currency translation gain (loss) on US dollar
    cash balance [note 5] ..................................         300                7               (47)               22
  Cash position, beginning of period .......................      73,024           13,021            60,331              --
                                                               ---------        ---------         ---------         ---------
  Cash position, end of period .............................   $  72,071        $      59         $  72,071         $      59
                                                               =========        =========         =========         =========

  Interest paid ............................................   $     422        $  26,019         $  31,417         $  33,561
  Income taxes paid ........................................   $   1,052        $     155         $   1,982         $     390


See accompanying notes

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      THREE MONTHS ENDED SEPTEMBER 30, 2002
                                   (Unaudited)

1. BASIS OF PRESENTATION

These consolidated financial statements should be read in conjunction with the audited consolidated financial statements as at December 31, 2001, contained in the Luscar Coal Ltd. (LCL) Form 20-F filed May 28, 2002 with the United States Securities and Exchange Commission (SEC). These consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles and follow the same accounting policies as disclosed in those financial statements, but do not contain all disclosures required by generally accounting principles for annual statements. Since Luscar Energy Partnership (LEP) had no operations prior to May 12, 2001, the consolidated statements of earnings and cash flows for the nine months ended September 30, 2002 only include comparative figures for the period from May 12 to September 30, 2001. All amounts are in thousands of Canadian dollars unless otherwise stated.


2. SEGMENT INFORMATION

LEP owns and operates surface mines located in western Canada, producing coal for consumption by domestic and foreign customers. LEP's mining operations that have similar economic and operating characteristics, customers and products have been aggregated for the purpose of segment reporting.

Disclosures with respect to products and geographic areas are as follows:


                                            THREE MONTHS ENDED   THREE MONTHS ENDED   NINE MONTHS ENDED     PERIOD ENDED
                                            SEPTEMBER 30, 2002   SEPTEMBER 30, 2001  SEPTEMBER 30, 2002  SEPTEMBER 30, 2001
                                            ------------------   ------------------  ------------------  ------------------
                                             SALES                SALES                SALES               SALES
                                            REVENUE    TONNES    REVENUE    TONNES    REVENUE    TONNES   REVENUE    TONNES
                                            -------    ------    -------   -------    -------    ------   -------    ------
(in thousands of Canadian dollars except
volumes which are in thousands of tonnes)
PRODUCTS
Metallurgical...................            $ 41,798       616   $ 42,504      670    $114,291    1,717  $ 64,984     1,015
Thermal.........................             117,640     8,363    116,435    8,374     343,027   25,225   181,497    12,984
                                            --------   -------   -------- --------     -------  -------  --------   -------
                                             159,438     8,979    158,939    9,044     457,318   26,942   246,481    13,999
Other...........................                 366        --      1,684       --       1,083       --     1,874        --
                                            --------   -------   -------- --------     -------  -------  --------   -------
                                            $159,804     8,979   $160,623    9,044    $458,401   26,942  $248,355    13,999
                                            ========   =======   ======== ========    ========  =======  ========   =======

GEOGRAPHIC AREAS
Japan...........................            $ 22,644       458   $ 23,813      392     $56,472    1,043  $ 39,076       668
Korea...........................              11,157       230     17,904      465      30,511      744    22,200       532
United States...................               9,177        47      7,639       89      26,894      316    12,356       130
South America...................              10,753       152      8,976      164      23,208      390    17,821       359
Europe..........................               2,541        98      4,699       77      19,255      288     6,963       110
Other...........................              12,150       250        864       15      31,245      634     1,421        25
                                            --------   -------   -------- --------     -------  -------  --------   -------
Total export....................              68,422     1,235     63,895    1,202     187,585    3,415    99,837     1,824
Canada..........................              91,016     7,744     95,044    7,842     269,733   23,527   146,644    12,175
                                            --------   -------   -------- --------     -------  -------  --------   -------
                                             159,438     8,979    158,939    9,044     457,318   26,942   246,481    13,999
Other...........................                 366        --      1,684       --       1,083       --     1,874        --
                                            --------   -------   -------- --------     -------  -------  --------   -------
                                            $159,804     8,979   $160,623    9,044    $458,401   26,942  $248,355    13,999
                                            ========   =======   ======== ========    ========  =======  ========   =======


Export coal sales are generally denominated in United States dollars.

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      THREE MONTHS ENDED SEPTEMBER 30, 2002
                                   (Unaudited)

2.  SEGMENT INFORMATION (CONTINUED)

Sales within the domestic and export markets are as follows:


                                            THREE MONTHS ENDED  THREE MONTHS ENDED   NINE MONTHS ENDED    PERIOD ENDED
                                            SEPTEMBER 30, 2002  SEPTEMBER 30, 2001  SEPTEMBER 30, 2002  SEPTEMBER 30, 2001
                                            ------------------  ------------------  ------------------  ------------------
(in thousands of tonnes)

DOMESTIC
Mine mouth......................                   3,995               4,182               11,954             6,241
Contract mine...................                   3,039               2,840                9,551             4,739
Other thermal...................                     658                 764                1,918             1,116
Metallurgical...................                      52                  56                  104                79
                                                 -------              ------             --------         ---------
                                                   7,744               7,842               23,527            12,175
EXPORT
Thermal.........................                     671                 588                1,802               888
Metallurgical...................                     564                 614                1,613               936
                                                 -------              ------             --------         ---------
                                                   1,235               1,202                3,415             1,824

                                                   8,979               9,044               26,942            13,999
                                                 =======              ======             ========         =========


Revenues are derived from significant customers and in some cases substantially all production from a particular mine is sold to one customer. The number of customers, each accounting for more than 10% of revenue by type of coal, is as follows:

                                                THREE MONTHS ENDED   THREE MONTHS ENDED   NINE MONTHS ENDED        PERIOD ENDED
                                                SEPTEMBER 30, 2002   SEPTEMBER 30, 2001   SEPTEMBER 30, 2002    SEPTEMBER 30, 2001
                                                ------------------   ------------------   ------------------   --------------------
                                                 SALES   NUMBER OF    SALES   NUMBER OF    SALES   NUMBER OF    SALES     NUMBER OF
                                                REVENUE  CUSTOMERS   REVENUE  CUSTOMERS   REVENUE  CUSTOMERS   REVENUE    CUSTOMERS
                                                -------  ---------   -------  ---------   -------  ---------   -------    ---------

(in thousands of Canadian dollars except
number of customers)
Major Customers
Metallurgical...................                $     --     --      $  2,280      2      $     --     --      $ 14,137       2
Thermal.........................                $ 74,940      3      $ 94,594      3      $232,594      3      $132,862       4



Credit risks are minimized to the extent that customers include major domestic utilities and accounts receivable on export sales are generally insured under government export development programs or secured by letters of credit.

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      THREE MONTHS ENDED SEPTEMBER 30, 2002
                                   (Unaudited)

3. SUPPLEMENTARY OPERATING INFORMATION


                                                                         THREE             THREE           NINE
                                                                         MONTHS           MONTHS          MONTHS          PERIOD
                                                                         ENDED             ENDED           ENDED           ENDED
                                                                      SEPTEMBER 30     SEPTEMBER 30    SEPTEMBER 30    SEPTEMBER 30
                                                                          2002             2001            2002            2001
                                                                      -------------    ------------    ------------    ------------

(in Canadian dollars per tonne except capital
expenditures, which are in thousands of Canadian
dollars. Realized prices include the effect of
foreign exchange contracts of the partnership)
REALIZED PRICES
    Metallurgical ...................................................     $  68.02        $  64.11       $  66.86        $  64.02
    Thermal..........................................................     $  14.09        $  14.05       $  13.62        $  13.98

REALIZED PRICES
    Domestic ........................................................     $  11.75        $  12.12       $  11.46        $  12.04
    Export ..........................................................     $  55.70        $  54.56       $  55.25        $  55.76

COST OF SALES
    Domestic ........................................................     $   8.30        $   7.53       $   8.01        $   8.14
    Export ..........................................................     $  52.46        $  52.37       $  50.24        $  49.59

OPERATING MARGIN
    Domestic ........................................................     $   3.45        $   4.59       $   3.45        $   3.90
    Export ..........................................................     $   3.24        $   2.19       $   5.01        $   6.17

CAPITAL  EXPENDITURES ...............................................     $ 13,119        $  4,911       $ 33,678        $  9,741


4. LONG-TERM DEBT


                                                       AS AT        AS AT
                                                   SEPTEMBER 30   DECEMBER 31
                                                       2002          2001
                                                   ------------   -----------
(in thousands of Canadian dollars)                  (Unaudited)    (Audited)


Senior notes, at issue date ......................   $ 429,660    $ 429,660
Cumulative foreign currency translation loss .....       6,435        8,415
                                                     ---------    ---------
Senior notes, at balance sheet date ..............     436,095      438,075
                                                     ---------    ---------

12.75% promissory note, due May 18, 2003 .........      45,000       45,000
Less sinking fund ................................     (22,585)     (21,214)
                                                     ---------    ---------
                                                        22,415       23,786
                                                     ---------    ---------

9.625% promissory note, due December 30, 2004 ....      89,300       89,300
Less sinking fund ................................     (41,076)     (38,158)
                                                     ---------    ---------
                                                        48,224       51,142
                                                     ---------    ---------

Capital lease obligations ........................       6,395        7,609
                                                     ---------    ---------

Long-term debt ...................................     513,129      520,612
Current portion of long-term debt ................     (25,547)      (2,980)
                                                     ---------    ---------
                                                     $ 487,582    $ 517,632
                                                     =========    =========

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      THREE MONTHS ENDED SEPTEMBER 30, 2002
                                   (Unaudited)


4. LONG-TERM DEBT (CONTINUED)

LEP and LCL are party to a Senior Credit Agreement with a syndicate of Canadian chartered banks consisting of a revolving 364 day operating credit facility that permits maximum aggregate borrowings of $100,000, subject to a borrowing base, which includes accounts receivable, coal inventory and a $25,000 charge on a dragline. Up to $75,000 of the credit facility may be used to secure letters of credit. Interest rates payable or advances under the facility are based on prime lending rates plus interest rate margins ranging from 0.25% to 1.25% depending on LEP's ratio of debt to operating earnings before interest, depreciation and amortization (EBITDA). To date, there have been no advances made under this facility and $62,499 of letters of credit, providing reclamation security, have been issued. The lenders have the right to convert the facility to a demand facility until LEP's fixed charge coverage ratio, calculated on a rolling 12-month basis, exceeds 2.50. In October 2002, the Senior Credit Agreement was renewed until October 4, 2003 under the same terms and conditions.


5. FOREIGN CURRENCY TRANSLATION

Foreign currency translation gains and losses consist of the following:


                                                                              THREE           THREE           NINE
                                                                              MONTHS         MONTHS          MONTHS        PERIOD
                                                                              ENDED           ENDED           ENDED         ENDED
                                                                           SEPTEMBER 30   SEPTEMBER 30    SEPTEMBER 30  SEPTEMBER 30
                                                                               2002           2001            2002          2001
                                                                            ----------     -----------     ----------   ------------
(in thousands of Canadian dollars)                                         (Unaudited)     (Unaudited)    (Unaudited)   (Unaudited)
Foreign currency translation loss (gain) on Senior notes ................   $ 18,452       $   --          $ (1,980)     $   --
Foreign currency translation loss (gain) on US dollar cash balances .....       (300)            (7)             47           (22)
Foreign currency translation loss (gain) on working capital balances ....     (1,275)        (1,646)            267          (601)
                                                                            --------       --------        --------      --------
                                                                            $ 16,877       $ (1,653)       $ (1,666)     $   (623)
                                                                            ========       ========        ========      ========


In 2001, foreign currency translation gains and losses on US dollar cash balances and other working capital balances were included in other income and expenses. Foreign currency translation gains and losses and other income and expenses have been restated to conform to the current disclosure.

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      THREE MONTHS ENDED SEPTEMBER 30, 2002
                                   (Unaudited)

6. INTEREST EXPENSE

Interest expense consists of the following:


                                                                        THREE           THREE          NINE
                                                                        MONTHS         MONTHS         MONTHS         PERIOD
                                                                        ENDED           ENDED          ENDED          ENDED
                                                                     SEPTEMBER 30   SEPTEMBER 30   SEPTEMBER 30   SEPTEMBER 30
                                                                         2002           2001           2002           2001
                                                                     -----------    -----------    ------------   ------------
(in thousands of Canadian dollars)                                    (Unaudited)    (Unaudited)   (Unaudited)    (Unaudited)
Senior notes ...................................................      $  11,245     $       --     $  31,836        $    --
Promissory notes net of sinking fund interest...................          2,453          2,510         7,578          3,982
Financial instruments...........................................            867             --           250             --
Capital leases..................................................             56             69           190            109
Operating line of credit........................................            285            375           365            680
Long-term bank debt.............................................            841          7,538         2,335         11,544
Interest income on investments..................................         (1,150)            --        (1,150)            --
Other ..........................................................            (26)          (127)          104           (121)
                                                                      ---------      ----------     ---------        -------
                                                                      $  14,571      $   10,365     $  41,508        $16,194
                                                                      =========      ==========     =========        =======

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      THREE MONTHS ENDED SEPTEMBER 30, 2002
                                   (Unaudited)

5. CONDENSED CONSOLIDATING INFORMATION

     The following condensed consolidated information is provided for the period ending September 30, 2002.

(a) CONDENSED CONSOLIDATING BALANCE SHEET


                                                                                    AS AT SEPTEMBER 30, 2002
                                                            ------------------------------------------------------------------------
                                                              LUSCAR      LUSCAR COAL    LUSCAR ENERGY  CONSOLIDATING   CONSOLIDATED
                                                             COAL LTD.    INCOME FUND     PARTNERSHIP       ENTRIES         LEP
                                                            -----------   -----------    -------------  -------------   ------------
(in thousands of Canadian dollars)
ASSETS
Current
  Cash and cash equivalents ............................   $    15,055    $        68    $    56,948    $      --      $    72,071
  Accounts receivable ..................................        70,473           --             --             --           70,473
  Income taxes recoverable .............................         4,805           --              268           --            5,073
  Inventories ..........................................        76,688           --             --             --           76,688
  Overburden removal costs .............................        31,215           --             --             --           31,215
  Due from related parties .............................           218           --             (218)          --             --
  Prepaid expenses .....................................         5,532            (40)            48           --            5,540
                                                           -----------    -----------    -----------    -----------    -----------
                                                               203,986             28         57,046           --          261,060
Investments in related parties .........................          --          540,141        419,512       (959,653)          --
Capital assets .........................................     1,370,852           --             --          (83,060)     1,287,792
Other assets ...........................................        26,253          1,715          9,000         (7,833)        29,135
                                                           -----------    -----------    -----------    -----------    -----------
                                                           $ 1,601,091    $   541,884    $   485,558    $(1,050,546)   $ 1,577,987
                                                           ===========    ===========    ===========    ===========    ===========

LIABILITIES AND PARTNERS' EQUITY
Current
  Trade accounts payable and accrued charges............   $    26,697    $       431    $     4,893    $      --      $    32,021
  Accrued interest payable .............................        23,072           --             --             --           23,072
  Accrued payroll and employee benefits ................         5,924           --             --             --            5,924
  Income taxes payable .................................         1,711           --             --             --            1,711
  Current portion of financial instruments .............         3,280           --             --              414          3,694
  Current portion of long-term debt ....................        25,547           --             --             --           25,547
  Accrued reclamation costs ............................        21,002           --             --             --           21,002
  Due to related parties ...............................           245          6,337         (6,337)          (245)          --
  Future income taxes ..................................         2,800           --             --             --            2,800
                                                           -----------    -----------    -----------    -----------    -----------
                                                               110,278          6,768         (1,444)           169        115,771
Long-term debt .........................................       487,582           --             --             --          487,582
Convertible debentures .................................          --           96,053           --          (96,053)          --
Subordinated notes due to LCIF .........................       642,969           --             --         (642,969)          --
Financial instruments ..................................           273           --             --             --              273
Accrued reclamation costs ..............................        26,078           --             --             --           26,078
Future income taxes ....................................       440,670           --             --             --          440,670
                                                           -----------    -----------    -----------    -----------    -----------
                                                             1,707,850        102,821         (1,444)      (738,853)     1,070,374
Partners' equity .......................................      (106,759)       439,063        487,002       (311,693)       507,613
                                                           -----------    -----------    -----------    -----------    -----------
                                                           $ 1,601,091    $   541,884    $   485,558    $(1,050,546)   $ 1,577,987
                                                           ===========    ===========    ===========    ===========    ===========


LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      THREE MONTHS ENDED SEPTEMBER 30, 2002
                                   (Unaudited)

5.  CONDENSED CONSOLIDATING INFORMATION (CONTINUED)

(b) CONDENSED CONSOLIDATING STATEMENT OF EARNINGS


                                                                         THREE MONTHS ENDED SEPTEMBER 30, 2002
                                                     -------------------------------------------------------------------------------
                                                        LUSCAR       LUSCAR COAL     LUSCAR ENERGY    CONSOLIDATING    CONSOLIDATED
                                                       COAL LTD.     INCOME FUND      PARTNERSHIP        ENTRIES             LEP
                                                     -----------   -------------     -------------   --------------    ------------
(in thousands of Canadian dollars)
Revenue ..........................................   $ 159,438           $    --       $    --         $     366         $ 159,804
Cost of sales ....................................     129,104                --            --              --             129,104
                                                     ---------         ---------       ---------       ---------         ---------
Operating margin .................................      30,334                --            --               366            30,700
Selling, general and administrative expenses .....       2,887                 7              83            --
                                                                                                                             2,977
Equity pickup ....................................        --              19,014          23,434         (42,448)             --
Other income .....................................        (436)               --            --              --                (436)
                                                     ---------         ---------       ---------       ---------         ---------
Operating earnings (loss) before interest,
    depreciation and amortization ................      27,883           (19,021)        (23,517)         42,814            28,159
Depreciation and amortization ....................      23,186               153            --            (1,084)           22,255
                                                     ---------         ---------       ---------       ---------         ---------
Operating earnings (loss) before interest
    and foreign currency translation .............       4,697           (19,174)        (23,517)         43,898             5,904
Foreign currency translation loss ................      16,877                --            --              --              16,877
Interest income ..................................        --                  --          (4,260)          4,260              --
Interest expense .................................      15,782             4,260          (1,211)         (4,260)           14,571
                                                     ---------         ---------       ---------       ---------         ---------

Earnings (loss) before income taxes ..............     (27,962)          (23,434)        (18,046)         43,898           (25,544)
Income tax recovery ..............................      (8,948)               --            --              --              (8,948)
                                                     ---------         ---------       ---------       ---------         ---------
Net earnings (loss) ..............................   $ (19,014)        $ (23,434)      $ (18,046)      $  43,898         $ (16,596)
                                                     =========         =========       =========       =========         =========


                                                                         NINE MONTHS ENDED SEPTEMBER 30, 2002
                                                   --------------------------------------------------------------------------------
                                                       LUSCAR         LUSCAR COAL     LUSCAR ENERGY   CONSOLIDATING    CONSOLIDATED
                                                      COAL LTD.       INCOME FUND      PARTNERSHIP       ENTRIES           LEP
                                                   --------------   --------------   --------------   -------------    ------------
(in thousands of Canadian dollars)
Revenue ..........................................  $  457,318         $     --           $    --       $   1,083       $ 458,401
Cost of sales ....................................     360,039               --                --              --         360,039
                                                    ----------       ----------         ---------       ---------       ---------
Operating margin .................................      97,279               --                --           1,083          98,362
Selling, general and administrative expenses .....       9,837               35               626              --          10,498
Equity pickup ....................................        --             15,843             1,367         (17,210)           --
Other expenses (income) ..........................      (3,350)              --                18             (18)         (3,350)
                                                    ----------       ----------         ---------       ---------       ---------
Operating earnings (loss) before interest,
    depreciation and amortization ................      90,792          (15,878)           (2,011)         18,311          91,214
Depreciation and amortization ....................      69,618              460                --          (3,244)         66,834
                                                    ----------       ----------         ---------       ---------       ---------
Operating earnings (loss) before interest
    and foreign currency translation .............      21,174          (16,338)           (2,011)         21,555          24,380
Foreign currency translation gain ................      (1,666)              --                --              --          (1,666)
Interest income ..................................        --            (22,161)           (7,642)         29,803            --
Interest expense .................................      64,795            7,190            (1,176)        (29,301)         41,508
                                                    ----------       ----------         ---------       ---------       ---------

Earnings (loss) before income taxes ..............     (41,955)          (1,367)            6,807          21,053         (15,462)
Income tax recovery ..............................     (26,112)              --                --              --         (26,112)
                                                    ----------       ----------         ---------       ---------       ---------
Net earnings (loss) ..............................  $  (15,843)      $   (1,367)        $   6,807       $  21,053       $  10,650
                                                    ==========       ==========         =========       =========       =========

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      THREE MONTHS ENDED SEPTEMBER 30, 2002
                                   (Unaudited)

5. CONDENSED CONSOLIDATING INFORMATION (CONTINUED)

(c)  CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS


                                                                            THREE MONTHS ENDED SEPTEMBER 30, 2002
                                                          -------------------------------------------------------------------------
                                                            LUSCAR    LUSCAR COAL   LUSCAR ENERGY   CONSOLIDATING    CONSOLIDATED
                                                           COAL LTD.  INCOME FUND    PARTNERSHIP       ENTRIES            LEP
                                                          ----------  -----------   -------------   -------------    --------------
(in thousands of Canadian dollars)
OPERATING ACTIVITIES
Net earnings (loss) for the period ....................   $(19,014)   $(23,434)       $(18,046)         $ 43,898        $(16,596)
Non-cash items:
    Depreciation and amortization .....................     23,186         153            --              (1,084)         22,255
    Future income taxes ...............................     (9,578)       --              --                --            (9,578)
    Accrued reclamation costs .........................     (1,844)       --              --                --            (1,844)
    Interest income earned on sinking funds ...........     (1,127)       --              --                --            (1,127)
    Financial instruments .............................        140        --              --                (366)           (226)
    Foreign currency translation gain .................     18,152        --              --                --            18,152
    Equity pickup .....................................       --        19,014          23,434           (42,448)             --
    Gain on disposals of capital assets ...............       (129)       --              --                --              (129)
    Other .............................................         (1)       --              --                --                (1)
                                                          --------    --------        --------          --------        --------
Cash provided (used) by operating activities before
    change in non-cash working capital ................      9,785      (4,267)          5,388              --            10,906
    Change in non-cash working capital ................      1,095         432          (1,090)             --               437
                                                          --------    --------        --------          --------        --------
                                                            10,880      (3,835)          4,298              --            11,343
                                                          --------    --------        --------          --------        --------
INVESTING ACTIVITIES
Capital asset purchases ...............................    (13,119)       --              --                --           (13,119)
Proceeds on disposal of capital assets ................        427        --              --                --               427
Other investments .....................................        708        --              --                --               708
                                                          --------    --------        --------          --------        --------
                                                           (11,984)       --              --                --           (11,984)
                                                          --------    --------        --------          --------        --------
FINANCING ACTIVITIES
Due to (from) related parties .........................     14,993       3,829         (18,822)             --                --
Repayments of long-term debt ..........................       (574)       --              --                --              (574)
Distribution to LEP ...................................       --          --              --                --                --
Deferred financing costs incurred .....................        (38)       --              --                --               (38)
                                                          --------    --------        --------          --------        --------
                                                            14,381       3,829         (18,822)             --              (612)
                                                          --------    --------        --------          --------        --------

Change in cash position ...............................     13,277          (6)        (14,524)             --            (1,253)
Foreign currency translation gain (loss) on
    US dollar cash balance ............................        300        --              --                --               300
Cash position, beginning of period ....................      1,478          74          71,472              --            73,024
                                                          --------    --------        --------          --------        --------
Cash position, end of period ..........................   $ 15,055    $     68        $ 56,948          $   --          $ 72,071
                                                          ========    ========        ========          ========        ========

LUSCAR ENERGY PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      THREE MONTHS ENDED SEPTEMBER 30, 2002
                                   (Unaudited)

5. CONDENSED CONSOLIDATING INFORMATION (CONTINUED)

(c)  CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS


                                                                             NINE MONTHS ENDED SEPTEMBER 30, 2002
                                                          --------------------------------------------------------------------------
                                                            LUSCAR      LUSCAR COAL     LUSCAR ENERGY  CONSOLIDATING   CONSOLIDATED
                                                           COAL LTD.    INCOME FUND      PARTNERSHIP      ENTRIES           LEP
                                                          ---------    ------------     -------------  -------------   ------------
(in thousands of Canadian dollars)
OPERATING ACTIVITIES
Net earnings (loss) for the period .....................   $(15,843)      $ (1,367)        $  6,807         $ 21,053       $ 10,650
Non-cash items:
    Depreciation and amortization ......................     69,618            460             --             (3,244)        66,834
    Future income taxes ................................    (28,152)          --               --               --          (28,152)
    Accrued reclamation costs ..........................     (4,765)          --               --               --           (4,765)
    Interest income earned on sinking funds ............     (3,171)          --               --               --           (3,171)
    Financial instruments ..............................     (2,092)          --               --             (1,087)        (3,179)
    Foreign currency translation gain ..................     (1,933)          --               --               --           (1,933)
    Equity pickup ......................................       --           15,843            1,367          (17,210)          --
    Gain on disposals of capital assets ................       (598)          --               --               --             (598)
    Other ..............................................       --             --               --               --             --
                                                           --------       --------         --------         --------       --------
Cash provided (used) by operating activities before
    change in non-cash working capital .................     13,064         14,936            8,174             (488)        35,686
    Change in non-cash working capital .................      7,395             38            3,662              501         11,596
                                                           --------       --------         --------         --------       --------
                                                             20,459         14,974           11,836               13         47,282
                                                           --------       --------         --------         --------       --------
INVESTING ACTIVITIES
Capital asset purchases ................................    (33,678)          --               --               --          (33,678)
Proceeds on disposal of capital assets .................      1,446           --               --               --            1,446
Other investments ......................................        728           --               --                (13)           715
                                                           --------       --------         --------         --------       --------
                                                            (31,504)          --               --                (13)       (31,517)
                                                           --------       --------         --------         --------       --------
FINANCING ACTIVITIES
Due to (from) related parties ..........................     32,026          6,337          (38,363)            --             --
Convertible debenture ..................................       --           (3,947)           3,947             --             --
Repayments of long-term debt ...........................     (2,332)          --               --               --           (2,332)
Distribution to LEP ....................................       --          (17,359)          17,359             --             --
Deferred financing costs incurred ......................     (1,646)          --               --               --           (1,646)
                                                           --------       --------         --------         --------       --------
                                                             28,048        (14,969)         (17,057)            --           (3,978)
                                                           --------       --------         --------         --------       --------

Change in cash position ................................     17,003              5           (5,221)            --           11,787
Foreign currency translation gain (loss) on
    US dollar cash balance .............................        (47)          --               --               --              (47)
Cash position, beginning of period .....................     (1,901)            63           62,169             --           60,331
                                                           --------       --------         --------         --------       --------
Cash position, end of period ...........................   $ 15,055       $     68         $ 56,948         $   --         $ 72,071
                                                           ========       ========         ========         ========       ========

LUSCAR COAL LTD

                          CONSOLIDATED BALANCE SHEETS


                                                        AS AT          AS AT
                                                     SEPTEMBER 30   DECEMBER 31
                                                        2002            2001
                                                     -----------    -----------
(in thousands of Canadian dollars)                   (Unaudited)     (Audited)

ASSETS

CURRENT
    Cash and cash equivalents ....................   $    15,055    $        10
    Accounts receivable ..........................        70,473         92,384
    Income taxes recoverable .....................         4,805          6,300
    Inventories ..................................        76,688         70,337
    Overburden removal costs .....................        31,215         28,225
    Prepaid expenses .............................         5,532          4,786
    Due from related parties .....................           218         32,244
                                                     -----------    -----------
                                                         203,986        234,286
Capital assets ...................................     1,370,852      1,406,274
Other assets .....................................        26,253         26,703
                                                     -----------    -----------
                                                     $ 1,601,091    $ 1,667,263
                                                     ===========    ===========

LIABILITIES AND SHAREHOLDERS' DEFICIT

CURRENT
    Bank indebtedness ............................   $      --      $     1,911
    Trade accounts payable and accrued charges ...        26,697         39,584
    Accrued interest payable .....................        23,072          9,970
    Accrued payroll and employee benefits ........         5,924         12,671
    Due to related party .........................           245            245
    Income taxes payable .........................         1,711          1,105
    Current portions of
        Financial instruments ....................         3,280          2,822
        Long-term debt [note 4] ..................        25,547          2,980
        Accrued reclamation costs ................        21,002         21,002
        Future income taxes ......................         2,800          2,800
                                                     -----------    -----------
                                                         110,278         95,090

Long-term debt [note 4] ..........................       487,582        517,632

Subordinated notes due to LCIF ...................       642,969        642,969

Financial instruments ............................           273          2,823

Accrued reclamation costs ........................        26,078         30,843
Future income taxes ..............................       440,670        468,822
                                                     -----------    -----------
                                                       1,707,850      1,758,179
Shareholders' deficit
    Share capital ................................        14,191         14,191
    Deficit ......................................      (120,950)      (105,107)
                                                     -----------    -----------
                                                        (106,759)       (90,916)
                                                     -----------    -----------
                                                     $ 1,601,091    $ 1,667,263
                                                     ===========    ===========



See accompanying notes

LUSCAR COAL LTD


                 CONSOLIDATED STATEMENTS OF EARNINGS AND DEFICIT


                                                                             THREE MONTHS                      NINE MONTHS
                                                                          ENDED SEPTEMBER 30              ENDED SEPTEMBER 30
                                                                      -------------------------       -------------------------
                                                                         2002           2001              2002           2001
                                                                      ----------    -----------       ----------      ---------
(in thousands of Canadian dollars)                                    (Unaudited)    (Unaudited)      (Unaudited)    (Unaudited)
REVENUE  .......................................................     $  159,438    $   158,939       $  457,318       $ 476,765
Cost of sales...................................................        129,104        121,993          360,039         367,022
                                                                      ---------     ----------        ---------        --------
OPERATING MARGIN................................................         30,334         36,946           97,279         109,743
Selling, general and administrative expenses....................          2,887          3,532            9,837          10,035
Take-over response costs........................................             --             --               --           9,875
Other income....................................................           (436)        (1,192)          (3,350)         (1,343)
                                                                      ----------    -----------       ----------       ---------
OPERATING EARNINGS BEFORE INTEREST, DEPRECIATION AND AMORTIZATION        27,883         34,606            90,792         91,176
Depreciation and amortization...................................         23,186         26,690            69,618         75,828
                                                                      ---------     ----------        ----------       --------
OPERATING EARNINGS BEFORE INTEREST AND FOREIGN CURRENCY
TRANSLATION ....................................................          4,697          7,916            21,174         15,348
Interest on subordinated notes..................................             --         13,253            22,162         29,123
Foreign currency translation loss (gain) [note 5]...............         16,877         (1,652)          (1,666)           (704)
Other interest [note 6].........................................         15,782         10,562           42,633          29,851
                                                                      ---------      ---------        ---------        --------
EARNINGS (LOSS) BEFORE INCOME TAXES.............................        (27,962)       (14,247)         (41,955)        (42,922)
Income tax recovery.............................................         (8,948)       (13,182)         (26,112)        (49,086)
                                                                      ----------     ----------       ----------       ---------
NET EARNINGS (LOSS) ............................................        (19,014)        (1,065)         (15,843)          6,164
Deficit, beginning of period....................................       (101,936)       (87,006)        (105,107)        (94,235)
                                                                      ----------     ----------       ----------       ---------
DEFICIT, END OF PERIOD..........................................     $ (120,950)    $  (88,071)       $(120,950)       $(88,071)
                                                                     ==========     ==========        =========        ========


See accompanying notes

LUSCAR COAL LTD


                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                  THREE MONTHS             NINE MONTHS
                                                               ENDED SEPTEMBER 30       ENDED SEPTEMBER 30
                                                            -----------------------  ----------------------
                                                               2002         2001        2002        2001
                                                            ----------- -----------  ----------- ----------
  (in thousands of Canadian dollars)                        (Unaudited) (Unaudited)  (Unaudited) (Unaudited)
  OPERATING ACTIVITIES
  Net earnings (loss) for the period .....................   $(19,014)   $ (1,065)   $(15,843)   $  6,164
  Non-cash items:
    Depreciation and amortization ........................     23,186      26,690      69,618      75,828
    Future income taxes ..................................     (9,578)    (13,887)    (28,152)    (48,756)
    Accrued reclamation costs ............................     (1,844)     (2,894)     (4,765)     (4,354)
    Interest income earned on sinking funds ..............     (1,127)     (1,072)     (3,171)     (2,911)
    Foreign currency translation loss (gain) [note 5] ....     18,152          (7)     (1,933)       (151)
    Financial instruments ................................        140        --        (2,092)       --
    Gain on disposal of fixed assets .....................       (129)       --          (598)       --
    Other ................................................         (1)     (1,375)       --          (955)
                                                             --------    --------    --------    --------

CASH PROVIDED BY OPERATING ACTIVITIES BEFORE CHANGE
    IN NON-CASH WORKING CAPITAL ..........................      9,785       6,390      13,064      24,865
  Change in non-cash working capital .....................      1,095      12,558       7,395      28,361
                                                             --------    --------    --------    --------
                                                               10,880      18,948      20,459      53,226
                                                             --------    --------    --------    --------

INVESTING ACTIVITIES
Capital asset purchases ..................................    (13,119)     (4,911)    (33,678)    (19,526)
Proceeds on disposal of capital assets ...................        427        (112)      1,446         379
Other investments ........................................        708        (547)        728          56
                                                             --------    --------    --------    --------

FINANCING ACTIVITIES
Operating line of credit .................................       --        (8,218)       --       (12,198)
Deferred financing costs incurred ........................        (38)       --        (1,646)       --
Due to (from) related party ..............................     14,993        --        32,026        --
Repayments of long-term debt .............................       (574)     (7,806)     (2,332)    (22,093)
                                                             --------    --------    --------    --------

Change in cash position ..................................     13,277      (2,646)     17,003        (156)
Foreign currency translation gain (loss)
    on US dollar cash balances [note 5] ..................        300           7         (47)        151
Cash position, beginning of period .......................      1,478       2,643      (1,901)          9
                                                             --------    --------    --------    --------
Cash position, end of period .............................   $ 15,055    $      4    $ 15,055    $      4
                                                             ========    ========    ========    ========

Interest paid ............................................   $    507    $ 26,019    $ 53,579    $ 65,922
Income taxes paid (recovered) ............................   $  1,052    $   (530)   $  1,982    $ (1,565)



See accompanying notes

LUSCAR COAL LTD

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      THREE MONTHS ENDED SEPTEMBER 30, 2002
                                   (Unaudited)

1. BASIS OF PRESENTATION

These consolidated financial statements should be read in conjunction with the audited consolidated financial statements as at December 31, 2001, contained in the Luscar Coal Ltd. (LCL) Form 20-F filed May 28, 2002 with the United States Securities and Exchange Commission (SEC). These consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles and follow the same accounting policies as disclosed in those financial statements, but do not contain all disclosures required by generally accounting principles for annual statements. All amounts are in thousands of Canadian dollars unless otherwise stated.

2. SEGMENT INFORMATION

LCL owns and operates surface mines located in western Canada, producing coal for consumption by domestic and foreign customers. LCL's mining operations that have similar economic and operating characteristics, customers and products have been aggregated for the purpose of segment reporting.

Disclosures with respect to products and geographic areas are as follows:


                                                THREE MONTHS ENDED SEPTEMBER 30            NINE MONTHS ENDED SEPTEMBER 30
                                            --------------------------------------     -------------------------------------
                                                   2002                 2001                2002                2001
                                                   ----                 ----                ----                ----
                                             SALES                SALES                 SALES              SALES
                                            REVENUE     TONNES   REVENUE   TONNES      REVENUE   TONNES   REVENUE    TONNES
                                            -------     ------   -------  -------      -------   ------   -------    ------
(in thousands of Canadian dollars except
volumes, which are in thousands of tonnes)
PRODUCTS
Metallurgical...................            $ 41,798       616   $ 42,504      670     $114,291    1,717  $128,907    2,151
Thermal.........................             117,640     8,363    116,435    8,374      343,027   25,225   347,858   25,494
                                            --------   -------   --------  -------      -------  -------  --------  -------
                                            $159,438     8,979   $158,939    9,044      457,318   26,942  $476,765   27,645
                                            ========   =======   ========  =======      =======  =======  ========  =======

GEOGRAPHIC AREAS
Japan...........................            $ 22,644       458   $ 23,813      392      $56,472    1,043  $ 69,518    1,260
Korea...........................              11,157       230     17,904      465       30,511      744    60,061    1,309
United States...................               9,177        47      7,639       89       26,894      316    20,763      200
South America...................              10,753       152      8,976      164       23,208      390    29,063      641
Europe..........................               2,541        98      4,699       77       19,255      288    16,804      291
Other...........................              12,150       250        864       15       31,245      634    11,518      210
                                            --------   -------   --------  -------      -------  -------  --------  -------
Total export....................              68,422     1,235     63,895    1,202      187,585    3,415   207,727    3,911
Canada..........................              91,016     7,744     95,044    7,842      269,733   23,527   269,038   23,734
                                            --------   -------   --------  -------      -------  -------  --------  -------
                                            $159,438     8,979   $158,939    9,044     $457,318   26,942  $476,765   27,645
                                            ========   =======   ========  =======     ========  =======  ========  =======



Export coal sales are generally denominated in United States dollars.

LUSCAR COAL LTD

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      THREE MONTHS ENDED SEPTEMBER 30, 2002
                                   (Unaudited)


2. SEGMENT INFORMATION (CONTINUED)

Sales within the domestic and export markets are as follows:


                                                 THREE MONTHS ENDED SEPTEMBER 30        NINE MONTHS ENDED SEPTEMBER 30
                                                 -------------------------------        ------------------------------
                                                      2002             2001                  2002             2001
                                                      ----             ----                  ----             ----
(in thousands of tonnes)
DOMESTIC
Mine mouth..................................         3,995           4,182                 11,954            12,078
Contract mine...............................         3,039           2,840                  9,551             9,191
Other thermal...............................           658             764                  1,918             2,370
Metallurgical..............................             52              56                    104                95
                                                     -----           -----                 ------            ------
                                                     7,744           7,842                 23,527            23,734
                                                     -----           -----                 ------            ------
EXPORT
Thermal.....................................           671             588                  1,802             1,855
Metallurgical...............................           564             614                  1,613             2,056
                                                     -----           -----                 ------            ------
                                                     1,235           1,202                  3,415             3,911
                                                     -----           -----                 ------            ------
                                                     8,979           9,044                 26,942            27,645
                                                     =====           =====                 ======            ======



Revenues are derived from significant customers and in some cases substantially all production from a particular mine is sold to one customer. The number of customers, each accounting for more than 10% of revenue by type of coal, is as follows:


                                                 THREE MONTHS ENDED SEPTEMBER 30               NINE MONTHS ENDED SEPTEMBER 30
                                            -------------------------------------------    ----------------------------------------
                                                   2002                 2001                     2002                2001
                                                   ----                 ----                     ----                ----
                                             SALES     NUMBER OF    SALES     NUMBER OF     SALES    NUMBER OF    SALES    NUMBER OF
                                            REVENUE    CUSTOMERS   REVENUE    CUSTOMERS    REVENUE   CUSTOMERS   REVENUE   CUSTOMERS
                                            -------    ---------   -------    ---------    -------  ----------  --------   ---------
(in thousands of Canadian dollars except
number of customers)
MAJOR CUSTOMERS
Metallurgical...................            $    --       --      $  2,280        2        $     --       --    $ 27,976        2
Thermal.........................            $74,940        3      $ 94,594        3        $232,594        3    $273,373        4




Credit risks are minimized to the extent that customers include major domestic utilities and accounts receivable on export sales are generally insured under government export development programs or secured by letters of credit.

LUSCAR COAL LTD

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      THREE MONTHS ENDED SEPTEMBER 30, 2002
                                   (Unaudited)

3. SUPPLEMENTARY OPERATING INFORMATION


                                                                         THREE MONTHS            NINE MONTHS
                                                                      ENDED SEPTEMBER 30      ENDED SEPTEMBER 30
                                                                      ------------------     --------------------
                                                                        2002       2001        2002        2001
                                                                      --------  --------     --------    --------
(in Canadian dollars per tonne except capital
expenditures, which are in thousands of Canadian
dollars)
REALIZED PRICES
    Metallurgical ................................................    $  67.74   $ 63.44     $  66.56   $  59.93
    Thermal ......................................................    $  14.07   $ 13.90     $  13.60   $  13.64

REALIZED PRICES
    Domestic .....................................................    $  11.75   $ 12.12     $  11.46   $  11.34
    Export .......................................................    $  55.40   $ 53.16     $  54.93   $  53.11

COST OF SALES
    Domestic .....................................................    $   8.30   $  7.53     $   8.01   $   7.43
    Export .......................................................    $  52.46   $ 52.37     $  50.24   $  48.75

OPERATING MARGIN
    Domestic .....................................................    $   3.45   $  4.59     $   3.45   $   3.91
    Export .......................................................    $   2.94   $  0.79     $   4.69   $   4.36


CAPITAL EXPENDITURES .... ........................................    $ 13,119   $ 4,911     $ 33,678   $ 19,526

4.  LONG-TERM DEBT


                                                                                          AS AT              AS AT
                                                                                       SEPTEMBER 30       DECEMBER 31
                                                                                           2002               2001
                                                                                      -------------      --------------
(in thousands of Canadian dollars)                                                     (Unaudited)          (Audited)
Senior notes, at issue date........................................................   $    429,660       $    429,660
Cumulative foreign currency translation loss.......................................          6,435              8,415
                                                                                      ------------       ------------
Senior notes, at balance sheet date................................................        436,095            438,075
                                                                                      ------------       ------------

12.75% promissory note, due May 18, 2003...........................................         45,000             45,000
Less sinking fund..................................................................        (22,585)           (21,214)
                                                                                      -------------      -------------
                                                                                            22,415             23,786
                                                                                      ------------       ------------

9.625% promissory note, due December 30, 2004......................................         89,300             89,300
Less sinking fund..................................................................        (41,076)           (38,158)
                                                                                      -------------      -------------
                                                                                            48,224             51,142
                                                                                      ------------       ------------

Capital lease obligations..........................................................          6,395              7,609
                                                                                      ------------       ------------

Long-term debt.....................................................................        513,129            520,612
Current portion of long-term debt..................................................        (25,547)            (2,980)
                                                                                      ------------       ------------
                                                                                      $    487,582       $    517,632
                                                                                      ============       ============

LUSCAR COAL LTD

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      THREE MONTHS ENDED SEPTEMBER 30, 2002
                                   (Unaudited)


4. LONG-TERM DEBT (CONTINUED)

LEP and LCL are party to a Senior Credit Agreement with a syndicate of Canadian chartered banks consisting of a revolving 364 day operating credit facility that permits maximum aggregate borrowings of $100,000, subject to a borrowing base, which includes accounts receivable, coal inventory and a $25,000 charge on a dragline. Up to $75,000 of the credit facility may be used to secure letters of credit. Interest rates payable or advances under the facility are based on prime lending rates plus interest rate margins ranging from 0.25% to 1.25% depending on LEP's ratio of debt to operating earnings before interest, depreciation and amortization (EBITDA). To date, there have been no advances made under this facility and $62,499 of letters of credit, providing reclamation security, have been issued. The lenders have the right to convert the facility to a demand facility until LEP's fixed charge coverage ratio, calculated on a rolling 12-month basis, exceeds 2.50. In October 2002, the Senior Credit Agreement was renewed until October 4, 2003 under the same terms and conditions.


5. FOREIGN CURRENCY TRANSLATION

Foreign currency translation gains and losses consist of the following:


                                                                                 THREE MONTHS                     NINE MONTHS
                                                                              ENDED SEPTEMBER 30              ENDED SEPTEMBER 30
                                                                           ------------------------        -----------------------
                                                                              2002          2001              2002         2001
                                                                           ----------   -----------        ----------   ----------
(in thousands of Canadian dollars)                                         (Unaudited)   (Unaudited)      (Unaudited)   (Unaudited)
Foreign currency  translation loss (gain) on Senior notes ...............   $ 18,452    $   --              $ (1,980)   $   --
Foreign currency translation loss (gain) on US dollar cash balances .....       (300)         (7)                 47        (151)
Foreign currency translation loss (gain) on working capital balances ....     (1,275)     (1,646)                267        (553)
                                                                            --------    --------            --------    --------
                                                                            $ 16,877    $ (1,653)           $ (1,666)   $   (704)
                                                                            ========    ========            ========    ========


In 2001, foreign currency translation gains and losses on US dollar cash balances and other working capital balances were included in other income and expenses. Foreign currency translation gains and losses and other income and expenses have been restated to conform to the current disclosure.

LUSCAR COAL LTD

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      THREE MONTHS ENDED SEPTEMBER 30, 2002
                                   (Unaudited)


6. INTEREST EXPENSE

Interest expense consists of the following:


                                                          THREE MONTHS                  NINE MONTHS
                                                       ENDED SEPTEMBER 30           ENDED SEPTEMBER 30
                                                    -------------------------    --------------------------
                                                       2002           2001           2002           2001
                                                    ----------    -----------    ----------      ----------
(in thousands of Canadian dollars)                  (Unaudited)   (Unaudited)   (Unaudited)      (Unaudited)

Senior notes .....................................   $ 11,245      $   --        $ 31,836         $   --
Promissory notes net of sinking fund interest ....      2,453         2,510         7,578            7,838
Financial instruments ............................        867          --             250             --
Capital leases ...................................         56            69           190              212
Operating line of credit .........................        285           375           365            1,482
Long-term bank debt ..............................        841         7,538         2,335           23,470
Other ............................................         35            70            79           (3,151)
                                                     --------      --------      --------         --------
Other interest ...................................     15,782        10,562        42,633           29,851
Subordinated notes ...............................       --          13,253        22,162           29,123
                                                     --------      --------      --------         --------
                                                     $ 15,782      $ 23,815      $ 64,795         $ 58,974
                                                     ========      ========      ========         ========